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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            HEALTHCOR HOLDINGS, INC.


         HealthCor Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby amend and restate in its entirety the Corporation's Certificate of Incorporation, which was originally filed on May 11, 1989, and thereafter amended and restated.

         The undersigned hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         FIRST: The name of the Corporation is HealthCor Holdings, Inc.

         SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

         THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000), of which (a) forty million (40,000,000) shares shall be designated as Common Stock, par value $.01 per share, and (b) ten million (10,000,000) shares shall be designated as Preferred Stock, par value $1.00 per share, 2,000,000 of which are hereby designated as Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and 1,339,298 of which are hereby designated as Series B Convertible Exchangeable Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock").

         The following is a statement of the designations, preferences, limitations and relative rights, including voting rights, in respect of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:

A.       COMMON STOCK

         1. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.
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         2.      Subject to the prior rights and preferences, if any,
applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

         3. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Paragraph (3), shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation or any sale, lease, exchange or other disposition of all or a part of the assets of the Corporation.

B.       PREFERRED STOCK

         1. Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, designations, preferences, rights and qualifications, limitations or restrictions, as shall be stated and expressed herein or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof). Each such series of Preferred Stock shall be designated so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation (or a duly authorized committee thereof) is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series and to fix the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of each series and the variations of the relative rights and preferences as between series, and to increase and to decrease the number of shares constituting each series, provided that the Board of Directors (or a duly authorized committee thereof) may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. The relative powers, preferences, rights and qualifications, limitations or restrictions may vary between and among series of Preferred Stock in any and all respects so long as all shares of the same series are identical in all respects, except that shares of any such series issued at different times may have different dates from which dividends thereon cumulate. The authority of the Board of Directors of the Corporation (or a duly authorized committee thereof) with respect to each series shall include, but shall not be limited to, the authority to determine the following:





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                 (a)      The designation of such series;

                 (b) The number of shares initially constituting such series;

                 (c) The rate or rates and the times at which dividends on the shares of such series shall be paid, the periods in respect of which dividends are payable, the conditions upon such dividends, the relationship and preferences, if any, of such dividends to dividends payable on any other class or series of shares, whether or not such dividends shall be cumulative, partially cumulative or noncumulative, if such dividends shall be cumulative or partially cumulative, the date or dates from and after which, and the amounts in which, they shall accumulate, whether such dividends shall be share dividends, cash or other dividends or any combination thereof, and if such dividends shall include share dividends, whether such share dividends shall be payable in shares of the same or any other class or series of shares of the Corporation (whether now or hereafter authorized), or any combination thereof and the other terms and conditions, if any, applicable to dividends on shares of such series;

                 (d) Whether or not the shares of such series shall be redeemable or subject to repurchase at the option of the Corporation or the holder thereof or upon the happening of a specified event, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable, the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates and whether such amount shall be payable in cash, property or rights, including securities of the Corporation or another corporation;

                 (e) The rights of the holders of shares of such series (which may vary depending upon the circumstances or nature of such liquidation, dissolution or winding up) in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relationship or preference, if any, of such rights to rights of holders of stock of any other class or series. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (e), shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation or any sale, lease, exchange or other disposition of all or a part of the assets of the Corporation;

                 (f) Whether or not the shares of such series shall have voting powers and, if such shares shall have such voting powers, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other classes or series of stock and the right to have more (or less) than one vote per share;

                 (g) Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof;





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                 (h)      Whether or not a purchase fund shall be provided for
         the shares of such series and, if such a purchase fund shall be provided, the terms and conditions thereof;

                 (i) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be convertible into stock of any other class or series and, if such shares shall be so convertible, the terms and conditions of conversion, including, but not limited to, any provision for the adjustment of the conversion rate or the conversion price;

                 (j) Whether or not the shares of such series, at the option of either the Corporation or the holder or upon the happening of a specified event, shall be exchangeable for securities, indebtedness or property of the Corporation and, if such shares shall be so exchangeable, the terms and conditions of exchange, including, but not limited to, any provision for the adjustment of the exchange rate or the exchange price; and

                 (k) Any other preferences, limitations and relative rights as shall not be inconsistent with the provisions of this Article Fourth or the limitations provided by law.

         2. Except as otherwise provided herein, as required by law or in any resolution of the Board of Directors (or a duly authorized committee thereof) creating any series of Preferred Stock, the holders of shares of Preferred Stock and all series thereof who are entitled to vote shall vote together with the holders of shares of Common Stock, and not separately by class.

C.       SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE
         PREFERRED STOCK

         1. Dividends. The holder of each share of Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Junior Stock (as defined in Section C.7 of this Article), when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, dividends in cash at the rate (the "Preferred Dividend Rate") of $.50 per annum per share of Series A Preferred Stock and $.70 per annum per share of Series B Preferred Stock, payable upon liquidation, dissolution or winding-up in accordance with Section C.2 hereof or upon redemption in accordance with Section C.3 hereof (any such dividend payment date being hereinafter referred to as a "Dividend Payment Date"). Dividends on shares of Preferred Stock shall be cumulative from the Original Issuance Date (as defined in Section C.7 of this Article) (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time Full Cumulative Dividends (as defined in said Section C.7 of this Article) upon the Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid (but without interest) or dividends in such amount shall have been declared on the shares of the Preferred Stock and a sum sufficient for the payment thereof shall have been set apart for such payment, before any dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock (other than a dividend payable in such Junior Stock) and before any sum or sums shall be set aside for or applied to the purchase or redemption of Junior Stock. All dividends declared upon the Preferred Stock and any other class of stock





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ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata per share. Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the Full Cumulative Dividends at the rate set forth above. All payments due under this Section C.1 to any holder of shares of Preferred Stock shall be made to the nearest cent.

         2. Rights on Liquidation, Dissolution, or Winding-Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any Junior Stock, an amount (the "Liquidation Amount") equal to (i) $2.50 per share of Series A Preferred Stock plus Accrued Dividends (as defined in Section C.7. of this Article) on each such share, if any, to the date of payment and (ii) $7.00 per share of Series B Preferred Stock plus Accrued Dividends on each such share, if any, to the date of payment. If upon any liquidation, dissolution or winding- up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event that such distribution of assets is other than in cash, such distribution of cash and other assets (including securities) shall be made ratably among the holders of the shares of Preferred Stock based upon the fair market value of any such assets as determined by a nationally recognized investment banking firm selected mutually by the holders of a majority in voting power of the Preferred Stock then outstanding and the Corporation (or if such selection cannot be made, by a nationally recognized investment banking firm selected by the American Arbitration Association in accordance with its rules). In the event of any liquidation, dissolution or winding-up of the Corporation, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any Junior Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders. The merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, or the sale or other disposition of all or substantially all the assets of the Corporation as an entirety to a third party shall not be deemed to be a liquidation, dissolution or winding-up of the Corporation.

         3.      Redemption

                 3.1 Requested Redemption. (a) Subject to Section C.3.1(d) below, if at any time there shall exist an Event of Requested Redemption (as defined in Section C.7 of this Article), and so long as any shares of Preferred Stock shall be outstanding, the Corporation shall (unless otherwise prevented by law) redeem, at the separate option of the holders of a majority of each outstanding series of Preferred Stock, exercised at any time or from time to time until such Event of Requested Redemption shall cease to exist, all (or such lesser number as specified by any such holder in the written notice referred to below) of such holders' shares of such series of Preferred Stock then





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outstanding.  Such option shall be exercised on a date (any such date being hereinafter referred to as a "Requested Redemption Date") specified in a written notice (a "Requested Redemption Notice") to the Corporation at least 30 days prior to the Requested Redemption date to the Corporation by the holders of a majority of the outstanding Series A Preferred Stock or Series B Preferred Stock, as applicable, which notice shall state such holder's intention to exercise the redemption option set forth herein and the number of shares of Preferred Stock sought to be redeemed. Within five days after receipt of any Requested Redemption Notice, the Corporation shall notify all other holders of Preferred Stock of such Requested Redemption Notice and each of such other holders shall also have the right, exercisable by written notice to the Corporation within 10 days after receipt of such notice from the Corporation, to request that all (or such lesser number as specified by any such holder) of such holder's shares of Preferred Stock be redeemed by the Corporation on the Requested Redemption Date. The amount per share of Preferred Stock at which the shares of Preferred Stock are to be redeemed pursuant to this Section C.3.1(a) on any Requested Redemption Date by the Corporation shall be an amount equal to the appropriate Liquidation Amount in effect on such Requested Redemption Date (Accrued Dividends to be calculated through and including the Requested Redemption Date). The total sum payable per share of Preferred Stock on any Requested Redemption Date is hereinafter referred to as the "Requested Redemption Price," and any payment to be made is hereinafter referred to as the "Requested Redemption Payment," as to any holder of Preferred Stock. Notwithstanding the foregoing, subject to Section C.3.1(a) below, all shares of Preferred Stock outstanding on January 31, 2000 or such later date as the Corporation and the holders of a majority of each outstanding series of Preferred Stock may agree (the "Mandatory Redemption Date") shall l (unless otherwise prevented by law) be redeemed (the "Mandatory Redemption") by the Corporation in exchange for an amount equal to the appropriate Liquidation Amount in effect on such date (Accrued Dividends to be calculated through and including January 31, 2000 or such later date (the "Mandatory Redemption Price")).

                 (b) On and after any Requested Redemption Date or the Mandatory Redemption Date, as the case may be (unless default shall be made by the Corporation in the payment of the applicable Requested Redemption Price or Manadatory Redemption Price as hereinafter provided, in which event such rights shall be exercisable until such default is cured or unless the Company and the holders of a majority of each outstanding series of Preferred Stock may otherwise agree), all rights in respect of the shares of Preferred Stock to be redeemed, except the right to receive the applicable Requested Redemption Price or the Manadatory Redemption Price, as the case may be, as hereinafter provided, shall cease and terminate; and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                 (c) Notice of any exercise of the redemption option pursuant to this Section C.3.1 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the Corporation. At any time on or after the Requested Redemption Date or the Mandatory Redemption Date, as the case may be, the holders of records of shares of Preferred Stock requesting such Preferred Stock to be redeemed on such Requested Redemption Date or the Mandatory Redemption Date, as the case may be, in accordance with this Section
C.3.1 shall be entitled to receive the applicable Requested Redemption Price or the Mandatory Redemption Price, as the case may be, upon actual delivery to the Corporation or its agents of the certificates representing the shares to be





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redeemed.  If upon any redemption the assets of the Corporation available for redemption shall be insufficient to pay the holders of the shares of Preferred Stock the full amounts to which they shall be entitled, the holders of shares of Preferred Stock being redeemed shall share ratably in any such redemption according to the respective amounts which would be payable in respect of such shares requested to be redeemed by the holders thereof if all amounts payable on or with respect to such shares were paid in full.

                 (d) Anything contained in this Section C.3.1 to the contrary notwithstanding, the holders of shares of Preferred Stock shall have the right, exercisable at any time up to the close of business on the Requested Redemption Date or the Mandatory Redemption Date, as the case may be (unless the Company and the holders of a majority of each outstanding series of Preferred Stock may otherwise agree or unless default shall be made by the Corporation in the payment of the Requested Redemption Price or the Mandatory Redemption Price, as the case may be, as herein provided, in which event such right shall be exercisable until such default is cured), to convert all or any part of such shares requested by such holder to be redeemed as herein provided pursuant to Section C.6 of this Article. If, and to the extent, any shares of Preferred Stock so entitled to redemption are converted pursuant to Section C.6 of this Article by the holders thereof prior to the close of business on the Redemption Date or the Mandatory Redemption Date, as the case may be, the total number of shares of Preferred Stock otherwise to be redeemed on such Requested Redemption Date or the Mandatory Redemption Date, as the case may be, shall be reduced by the number of shares of Preferred Stock so converted.

                 3.2 Special Redemption. (a) In connection and concurrently with an Event of Sale (as hereinafter defined), the Corporation shall (to the extent allowed by law) redeem (the "Special Redemption"), at the separate option (the "Option") of the holders of a majority of the voting power of each Series of Preferred Stock, each voting separately as one class, then outstanding exercised by delivery of written notice to the Corporation by such holders at least 5 business days prior to the date of the consummation of the Event of Sale, all of the shares of such Series of Preferred Stock then outstanding, out of funds legally available therefor. The amount per share of Preferred Stock at which the shares of Preferred Stock are to be redeemed pursuant to this Section C.3.2(a) by the Corporation (the "Special Redemption Price") shall be equal to the appropriate Liquidation Amount in effect on the date of the consummation of such Special Redemption (Accrued Dividends to be calculated through and including such date). The Corporation shall deliver to each holder of Preferred Stock, not later than 30 days prior to the consummation of a Event of Sale, notice of such proposed Event of Sale including the date on which such Event of Sale is expected to be consummated. To the extent that one or more redemptions and/or a liquidation are occurring concurrently and the Corporation is legally prohibited from effecting all such redemptions and/or liquidation, the Special Redemption shall be deemed to occur first.

                 (b) For purposes of this Section C.3.2, a "Event of Sale" shall mean a consolidation or merger of the Corporation with or into another corporation or entity which is not affiliated with any holder of Preferred Stock (other than with or into a wholly-owned subsidiary of the Corporation) in any transaction in which the stockholders of the Corporation are to receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation then held by them (other than a merger or consolidation in which holders of the capital stock of the





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Corporation immediately prior thereto shall own at least 51% (by voting power)
of the outstanding voting capital stock of the surviving or resulting corporation immediately after such merger of consolidation) or the sale of all or substantially all of the assets of the Corporation as an entirety to a third party or parties which are not affiliated with any holder of Preferred Stock.

                 (c) Anything contained in this Section C.3.2 to the contrary notwithstanding, the holders of shares of Preferred Stock to be redeemed under this Section 3.2 as a result of the exercise of the Option by the holders of a majority of the voting power of a Series of Preferred Stock, each voting separately as a class, then outstanding shall have the right, exercisable at any time until the consummation of the Event of Sale (unless default shall be made by the Corporation in the payment of the Special Redemption Price, in which event such right shall be exercisable until such default is cured), to convert all or any part of such shares of Preferred Stock into shares of Common Stock pursuant to Section C.6 of this Article Fourth.

         4. Voting of Series A Preferred Stock. (a) In addition to the rights specified in Sections C.4(b), (c) and (e) below and any other rights provided in the Corporation's Bylaws or by law, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of votes per share as to which the number of shares of Common Stock (rounded to nearest whole share) into which each share of Series A Preferred Stock is then convertible pursuant to Section C.6.1 of this Article and shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and Series B Preferred Stock as one class.

                 (b) In addition to the rights specified in Section C.4(a) above, the holders of a majority in voting power of the Series A Preferred Stock, voting separately as one class, shall have the right (i) at all times to elect one director to the Board of Directors of the Corporation, and (ii) if at any time there shall have occurred an Event of Election (as defined in Section
C.7 of this Article), to elect the smallest number of directors to the Board of Directors as shall constitute a majority of such Board of Directors. In any election of directors pursuant to this Section C.4(b), each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held and no holder of Series A Preferred Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share. The Corporation shall use its best efforts to effectuate the terms and provisions of this Section C.4(b). The voting right of the holders of the Series A Preferred Stock, voting separately as one class, contained in this Section C.4(b) may be exercised either at a special meeting of the holders of Series A Preferred Stock called as provided below, or at any annual or special meeting of the shareholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected by the holders in lieu of a meeting. The directors to be elected by the holders of the Series A Preferred Stock, voting separately as one class, pursuant to this Section C.4(b), shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of shareholders and until their successors have been elected and qualified; provided, however, that in the case of an Event of Election as defined in Section C.7(f)(i) of this Article Fourth, the right of the holders of Series A Preferred Stock to elect a majority to the Board of Directors contained in clause (ii) above of this





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Section C.4(b) shall terminate at the first meeting of the Board of Directors held after such Event of Election shall have been cured.

                 (c) If at any time any directorship to be filled by the holders of Series A Preferred Stock, voting separately as one class, pursuant to Section C.4(b) above, has been vacant for a period of 10 days, or at any time after the occurrence of an Event of Election, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least a majority of the voting power of the Series A Preferred Stock then outstanding, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within 10 days after personal service of said written request on him, then the holders of record of shares representing at least a majority of the voting power of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at such specified place. Any holder of the Series A Preferred Stock so designated shall have access to the stock books of the Corporation relating to the Series A Preferred Stock for the purpose of calling a meeting of the holders of Series A Preferred Stock pursuant to these provisions.

                 (d) At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right, voting separately as one class, to elect directors as provided in Section C.4(b) above, the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series A Preferred Stock then outstanding shall be required to constitute a quorum of the Series A Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of such a quorum of the Series A Preferred Stock shall not prevent the election of directors other than the director or directors to be elected by holders of Series A Preferred Stock, voting separately as one class, pursuant to Section C.4(b) above, and the absence of a quorum for the election of such other directors shall not prevent the election of the director or directors to be elected by the holders of Series A Preferred Stock, voting separately as one class, pursuant to Section C.4(b) above, and in the absence of either or both of such quorums, the holders of record of shares representing at least a majority of the voting power present in person or by proxy of the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting. A vacancy in the directorships to be elected by the holders of the Series A Preferred Stock, pursuant to Section C.4(b) above, may be filled only by vote or written consent in lieu of a meeting of the holders of at least a majority of the voting power of the Series A Preferred Stock.

                 (e) Except for the transactions to be consummated pursuant to the 1992 Purchase Agreement and the transactions to be consummated simultaneously therewith under the Acquisition Agreements (as defined in the 1992 Purchase Agreement), until (a) the occurrence of an Event of Conversion or
(b) such time as there shall cease to be outstanding at least eighty percent (80%) of the Series A Preferred Stock outstanding immediately after the Original Issuance Date of Series A Preferred Stock, the Corporation shall not, directly or indirectly (through any subsidiary or





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otherwise), without the affirmative consent or approval of the holders of shares representing at least a majority of the voting power of the Series A Preferred Stock then outstanding, acting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock, (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets, (ii) declare, pay or set aside any amount in respect of any dividends on, or make any distribution of cash, capital stock or property with respect to any Junior Stock, whether by reduction of capital or otherwise, (iii) make any payment on account of the purchase, directly or indirectly, redemption or other retirement of any shares of Junior Stock, (iv) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities (other than any merger or consolidation of any subsidiary with or into any other subsidiary), (v) voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution, (vi) purchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire (whether by purchase or lease of assets or stock or by merger or consolidation) any tangible or intangible assets which exceed $50,000 individually or $125,000 in the aggregate in any one year, other than purchases or leases of assets, equipment, or inventory purchased or leased in the ordinary course of business or pursuant to Budgets previously approved by the Corporation's Board of Directors, (vii) in any manner authorize, create, issue or sell any shares of capital stock of the Corporation or any subsidiary thereof or securities by their terms convertible into or exchangeable for capital stock of the Corporation or any subsidiary thereof or options to purchase or rights to subscribe for capital stock of the Corporation or any subsidiary thereof, other than options to purchase Common Stock issued pursuant to the Corporation's 1989 Stock Option Plan relating to not in excess of 155,000 shares of Common Stock (as constituted on the date hereof) (the "1989 Stock Option Plan"), the Warrants and the Additional Warrants (as both terms are defined in the Acquisition Agreement), and the conversion of the Preferred Stock, (viii) in any manner authorize, create, issue or sell any debt security or other debt instrument convertible into or exchangeable for (or having any other equity feature relating to) any capital stock of the Corporation, (ix) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock, (x) take any action to cause any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation, (xi) authorize or adopt any stock option or stock purchase plan or program with respect to employees of or consultants to the Corporation ("Employee Plans"), except the 1989 stock Option Plan, (xii) engage, directly or indirectly, in any business outside the home healthcare industry and any directly-related business, (xiii) change the Corporation's fiscal year-end to a date other than March 31, (xiv) in any fiscal year enter into a Related Transaction (as defined below) which, when taken together with all Related Transactions in such fiscal year, has a value in excess of, or involves remuneration or other expenditures greater than, $10,000, (xv) in any material respect, amend, modify, waive, terminate or otherwise change any of the terms of the Acquisition Agreements, (xvi) change the Corporation's independent certified public accountants, (xvii) take any action to cause any amendment, alteration or repeal of any of the terms or provisions of the Bazzle Notes (as defined in the 1989 Purchase Agreement), (xviii) amend in any respect the 1989 Stock Option Plan or stock option agreement executed or to be executed by the optionees thereunder, other than immaterial amendments or amendments necessary to cause such plan or agreements to be treated as "qualified" under the Internal Revenue Code; provided that the holders of the Preferred Stock are notified in writing of such amendments at least 30 days prior to the effective date thereof, (xix) make any loans to officers, directors, employees, independent contractors or physicians staffing or working in any of the Corporation's facilities which exceed $5,000 individually or $25,000 in the aggregate in any fiscal year or
(xx) amend in any respect any employment agreement between the Corporation or any of its subsidiaries and the Founder; provided, however, that, in lieu of being approved by the holders of the Series A Preferred Stock as provided herein, any such amendment may be approved by the person or a majority of the persons designated to the Board of Directors of the Corporation by the holders of the Series A Preferred Stock. As used herein, the term "Related Transaction" shall mean any transaction with the Corporation (other than as an employee, stockholder or debtholder) in which any then current or former shareholder, director, officer or key employee of the Corporation or any affiliate or member of the Immediate Family (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any such person, directly or indirectly through his affiliation with any other person or entity, is a party to and which provides for the furnishing of services by or to, or rental of real or personal property from or to, or the transfer of any of the Corporation's or any affiliate's assets by or to, or otherwise requiring cash payments to or by any such person or any such person's affiliates or members of his Immediate Family. The absence of a quorum at a meeting of the holders of the Series A Preferred Stock called for the purpose of voting on any matter pursuant to this Section 4(e) shall constitute a vote against such matter.

         5. Voting of Series B Preferred Stock. (a) In addition to the rights specified in Sections C.5(b), (c) and (e) below and any other rights provided in the Corporation's Bylaws or by law, each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of votes per share as to which the number of shares of Common Stock (rounded to nearest whole share) into which each share of Series B Preferred Stock is then convertible pursuant to Section C.6.1 of this Article and shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock and Series A Preferred Stock as one class.

                 (b) In addition to the rights specified in Section C.5(a) above, the holders of a majority in voting power of the Series B Preferred Stock, voting separately as one class, shall have the right at all times to elect one director to the Board of Directors of the Corporation. In any election of directors pursuant to this Section C.5(b), each holder of shares of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held and no holder of Series B Preferred Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share. The Corporation shall use its best efforts to effectuate the terms and provisions of this Section C.5(b). The voting right of the holders of the Series B Preferred Stock, voting separately as one class, contained in this Section C.5(b) may be exercised either at a special meeting of the holders of Series B Preferred Stock called as provided below, or at any annual or special meeting of the shareholders of the Corporation, or by written consent of such holders of Series B Preferred Stock in lieu of a meeting. The director to be elected by the holders of the Series B Preferred Stock, voting separately as one class, pursuant to this Section C.5(b), shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of shareholders and until their successors have been elected and qualified.

                 (c) If at any time any directorship to be filled by the holders of Series B Preferred Stock, voting separately as one class, pursuant to Section C.5(b) above, has been vacant for a period of 10 days, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least a majority of the voting power of the Series B Preferred Stock then outstanding, call a special meeting of the holders of Series B Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within 10 days after personal service of said written request on him, then the holders of record of shares representing at least a majority of the voting power or the Series B Preferred Stock the outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be held at such specified place. Any holder of the Series B Preferred Stock so designated shall have access to the stock books of the Corporation relating to the Series B Preferred Stock for the purpose of calling a meeting of the holders of Series B Preferred Stock pursuant to these provisions.

                 (d) At any meeting held for the purpose of electing directors at which the holders of Series B Preferred Stock shall have the right, voting separately as one class, to elect directors as provided in Section A.5(b) above, the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series B Preferred Stock then outstanding shall be required to constitute a quorum of the Series B Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of such a quorum of the Series B Preferred Stock shall not prevent the election of directors other than the director to be elected by holders of Series B Preferred Stock, voting separately as one class, pursuant to Section A.5(b) above, and the absence of a quorum for the election of such other directors shall not prevent the election of the director to be elected by the holders of Series B Preferred Stock, voting separately as one class, pursuant to Section C.5(b) above, and in the absence of either or both of such quorums, the holders of record of shares representing at least a majority of the voting power present in person or by proxy of the class of stock which lacks a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting. A vacancy in the directorship to be elected by the holders of the Series B Preferred Stock, pursuant to Section C.5(b) above, may be filled only by vote or written consent in lieu of a meeting of the holders of at least a majority of the voting power of the Series B Preferred Stock.

                 (e) Except for the transactions to be consummated pursuant to the 1992 Purchase Agreement and the transactions to be consummated simultaneously therewith under the Acquisition Agreements, until the (a) occurrence of an Event of Conversion or (b) such time as there shall cease to be outstanding at least eighty percent (80%) of the Series B Preferred Stock outstanding immediately after the Original Issuance Date of Series B Preferred Stock, the Corporation shall not, directly or indirectly (through any subsidiary or otherwise), without the affirmative consent or approval of the holders of shares representing at least a majority of the voting power of the Series B Preferred Stock then outstanding, acting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock, (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets,
(ii) declare, pay or set aside any amount in respect of any dividends on, or make any distribution of cash, capital stock or property with respect to any Junior Stock, whether by reduction of capital or otherwise, (iii) make any payment on account of the purchase, directly or indirectly, redemption or other retirement of any share of Junior Stock, (iv) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities (other than any merger or consolidation of any subsidiary with or into any other subsidiary), (v) voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution, (vi) purchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire (whether by purchase or lease of assets or stock or by merger or consolidation) any tangible or intangible assets which exceed $50,000 individually or $125,000 in the aggregate in any one year, other than purchases or leases of assets, equipment, or inventory purchased or leased in the ordinary course of business or pursuant to Budgets previously approved by the Corporation's Board of Directors, (vii) in any manner authorize, create, issue or sell any shares of capital stock of the Corporation or any subsidiary thereof or securities by their terms convertible into or exchangeable for capital stock of the Corporation or any subsidiary thereof or options to purchase or rights to subscribe for capital stock of the Corporation or any subsidiary thereof, other than options to purchase Common Stock issued pursuant to the Corporation's 1989 Stock Option Plan, the Warrants and the Additional Warrants (as both terms are defined in the Acquisition Agreement), and the conversion of the Preferred Stock, (viii) in any manner authorize, create, issue or sell any debt security or other debt instrument convertible into or exchangeable for (or having any other equity feature relating to) any capital stock of the Corporation, (ix) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series B Preferred Stock, (x) take any action to cause any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation, (xi) authorize or adopt any Employee Plans, except the 1989 Stock Option Plan, (xii) engage, directly or indirectly, in any business outside the home healthcare industry and any directly-related business, (xiii) change the Corporation's fiscal year-end to a date other than March 31, (xiv) in any fiscal year enter into a Related Transaction which, when taken together with all Related Transactions in such fiscal year, has a value in excess of, or involves remuneration or other expenditures greater than, $10,000, (xv) in any material respect, amend, modify, waive, terminate or otherwise change any of the terms of the Acquisition Agreements, (xvi) change the Corporation's independent certified public accountants, (xvii) take any action to cause any amendment, alteration or repeal of any of the terms or provisions of the Bazzle Notes, (xviii) amend in any respect the 1989 Stock Option Plan or stock option agreement executed or to be executed by the optionees thereunder, other than immaterial amendments or amendments necessary to cause such plan or agreements to be treated as "qualified" under the Internal Revenue Code; provided that the holders of the Preferred Stock are notified in writing of such amendments at least 30 days prior to the effective date thereof, (xix) make any loans to officers, directors, employees, independent contractors or physicians staffing or working in any of the Corporation's facilities which exceed $5,000 individually or $25,000 in the aggregate in any fiscal year or (xx) amend in any respect any employment agreement between the Corporation or any of its subsidiaries and the Founder; provided, however, that, in lieu of being approved by the holders of the Series B Preferred Stock as provided herein, any such amendment may be approved by the person or a majority of the persons designated to the Board of Directors of the Corporation by the holders of the Series B Preferred Stock. The absence of a quorum at a meeting of the holders of the Series B Preferred Stock called for the purpose of voting on any matter pursuant to this Section 5(e) shall constitute a vote against such matter.

         6.      Conversion

                 6.1 Optional Conversion. (a) The holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or form time to time to convert any or all of such holder's shares of Series A Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as $2.50 multiplied by the number of shares of Series A Preferred Stock being converted is a multiple of the Preferred Conversion Price (as last adjusted and then in effect) for the shares of Series A Preferred Stock being converted, by surrender of the certificates representing the shares of Series A Preferred Stock so to be converted in the manner provided in Section C.6.1(b) below. The holder of any shares of Series B preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any or all of such holder's shares of Series B Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as $7.00 multiplied by the number of shares of Series B Preferred Stock being converted is a multiple of the Preferred Conversion Price (as last adjusted and then in effect) for the shares of Series B Preferred Stock being converted, by surrender of the certificates representing the shares of Series B Preferred Stock so to be converted in the manner provided in Section C.6.1(b) below. The Preferred Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock pursuant to this Section C.6.1(a) shall be $2.50 and the Preferred Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred Stock pursuant to this Section C.6.1(a) shall be $7.00; provided, however, that such Preferred Conversion Price for both Series A Preferred Stock and Series B Preferred Stock shall be subject to reduction as set forth in Section C.6.1(d) below. If (i) an Event of Conversion shall not have occurred before the 105th day following March 31, 1993 and (ii) the Corporation's earnings per share on a pre-tax basis for the fiscal year ended March 31, 1993 are less than $1.50 per share calculated on a fully-diluted basis (taking into effect the dilution only from the conversion or exercise of all Preferred Stock, options, and warrants outstanding on the Original Issuance Date of the Series B Preferred Stock), with the pro forma treatment of earnings as though the consummation of the Acquisition (as defined in Section C.7 of this Article Fourth) was effective as of April 1, 1992, and otherwise determined in accordance with generally accepted accounting principles consistently applied, then the Preferred Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred Stock pursuant to this Section C.6.1(a) shall be reduced to an amount equal to 4.6 times such earnings per share on a pre-tax basis; provided, however, such Preferred Conversion Price shall not in any event be reduced below $5.60 per share of Series B Preferred Stock solely as a result of this sentence.

         The holder of any shares of Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall not be entitled to payment of Accrued Dividends with respect to the shares of Preferred Stock so converted, and shall be deemed to have waived any such Accrued Dividends upon such conversion.

                 (b) The holder of any shares of Preferred Stock may exercise the conversion right pursuant to Section C.6.1(a) above by delivering to the Corporation during regular business hours, at the offices of the Corporation, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address or addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected with respect to conversion under (i) Section C.6.1 above, on the date when the aforesaid delivery is made and (ii) Section C.6.2, on the date of occurrence of the Event of Conversion (as defined in Section A.7 of this Article Fourth), as the case may be, and any such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Corporation shall, against delivery of the certificate or certificates for the shares to be converted, issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided in Section C.6.1(c) below, payable with respect to the shares of Preferred Stock so converted up to and including the Conversion Date. The person in whose names the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a holder of Common Stock on the next succeeding date on which the transfer books are open, but the Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                 (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount as the Board of Directors of the Corporation shall determine, in good faith and irrespective of any accounting treatment, to be the fair market value of a share of Common stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                 (d) The Preferred Conversion Price shall be subject to reduction from time to time as follows:

                          (i) If the Corporation shall at any time or from time to time after the Original Issuance Date issue any shares of Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the applicable Preferred Conversion Price in effect immediately prior to such issuance, then the applicable Preferred Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to such consideration per share; provided, however, that the Preferred Conversion Price shall not, pursuant to this Section C.6.1(d), be lowered below $1.875 for Series A Preferred Stock and $5.25 for Series B Preferred Stock (subject to equitable adjustments for stock splits, dividends, subdivisions, combinations and like items).

For the purposes of any adjustment of the Preferred Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                          (A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor.

                          (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment; provided, however, that the aggregate fair market value of such non-cash and cash consideration shall not exceed the Current Market Price (as hereinafter defined) of the shares of Common Stock being issued.

                          (C) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                  (1)      the shares of Common Stock
                          deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the purchase price provided in such options or rights for the Common Stock covered thereby;

                                  (2)      the shares of Common Stock
                          deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

                                  (3)      on any change in the number of
                          shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, other the a change resulting from the antidilution provisions thereof, the applicable Preferred Conversion Price shall forthwith be readjusted to such applicable Preferred Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                                  (4)      on the expiration of any such
                          options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, in each case without any such options or rights having been exercised, the applicable Preferred Conversion Price shall forthwith be readjusted to such applicable Preferred conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                          (D) Anything contained herein to the contrary notwithstanding, no adjustment shall be made to the applicable Preferred Conversion Price pursuant to Section C.6.1(d) hereof
                 (i) when the subject issuance (or deemed issuance) of Common Stock or series of related issuances (or deemed issuances) involves aggregate proceeds to the Corporation of less than $150,000 (unless the price (or deemed price) per share of Common Stock in the subject issuance or series of related issuances is less than $1.00 (such per share price subject to equitable adjustment of stock splits, dividends, subdivisions, combinations and like items) (in which event all adjustments otherwise required by Section C.6.1(d) hereof shall be made)) (any issuances or deemed issuances of Common Stock within any six-month period being conclusively presumed for this purpose to constitute a "series of related issuances" (a "series of related issuances" not, however, being limited to issuances occurring within any such six-month period)) or (ii) if at the time of the subject issuance (or deemed issuance) of Common Stock the holders of Series A Preferred Stock shall have elected a majority of the Board of Directors of the Corporation pursuant to Section C.4(b) hereof and either (A) a Change of Control (as defined in Section C.7 hereof) shall have occurred with respect to the original holder of shares of Series A Preferred Stock or (B) the aggregate proceeds from such issuance (or deemed issuances) or series of related issuances (or deemed issuances) are less than $750,000.

                          (ii)    [Intentionally deleted]

                         (iii) "Excluded Stock" shall mean shares of Common Stock issued by the Corporation: (1) as a stock dividend or upon any stock split or other subdivision or combination of the outstanding shares of Common Stock; (2) upon conversion of the Preferred Stock at any time outstanding; (3) to officers or employees of the Corporation pursuant to the 1989 Stock Option Plan; (4) upon exercise of any warrant issued pursuant to the Acquisition Agreements; or (5) as approved in writing as "Excluded Stock" by the holders of not less than a majority in voting power of both the Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class, at the time outstanding.

                          (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the applicable Preferred Conversion Price for both the Series A Preferred Stock and the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                           (v) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Preferred Conversion Price for both the Series A Preferred Stock and the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                          (vi) In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition constituting an Event of Sale, payment shall have been made to the holders of all shares of Preferred Stock of the full amount to which they shall have been entitled pursuant to Section C.3.2 hereto) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share would have been entitled upon such reorganization, reclassification, consolidation, merger, s ale or other disposition. The provisions of this Section C.6.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                         (vii) All calculations under this paragraph (d) shall be made to the nearest cent ($.01) or to the nearest one-tenth of a share, as the case may be.

                        (viii) For the purpose of any computation pursuant to this Section C.6.1(d) or Section C.6.1(c) above, the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending no more than 15 days before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30- business-day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading (or if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") on such day, or if, on any day in question, the security shall not be quoted on the NASDAQ then such price shall be equal to the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc. or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, the Current Market Price shall be determined by a nationally recognized independent investment banking firm selected mutually by the holders of a majority of the voting power of the Preferred Stock then outstanding and the Corporation (or if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

                          (ix) In any case in which the provisions of this Section C.6.1(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section C.6.1(c) above; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon he occurrence of the event requiring such adjustment.

                 (e) Whenever the Preferred Conversion Price shall be adjusted as provided in Section C.6.1(d) above for the Series A Preferred Stock and/or the Series B Preferred Stock, the Corporation shall forthwith file, at the office of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its independent certified public accountants, showing in detail the facts requiring such adjustment and the Preferred Conversion Price for the Series A Preferred Stock and/or the Series B Preferred Stock that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of shares of Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section C.6.1(f) below.

                 (f) In the event the Corporation shall propose to take any action of the types described in clauses (i), (iv), (v) or (vi) of Section C.6.1(d) above, the Corporation shall give notice to each holer of shares of Preferred Stock, in the manner set forth in Section C.6.1(e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                 (g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

                 (h) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Preferred Stock.

                 (i) All shares of Common Stock which may be issued in connection with the conversion provisions set froth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

                 6.2 Automatic Conversion. Upon the occurrence of an Event of Conversion (as defined below) all shares of Series A Preferred Stock then outstanding shall by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holders thereof, be deemed automatically converted into such whole number of fully paid and nonassessable shares of Common Stock as $2.50 multiplied by the number of shares of Series A Preferred Stock being converted is a multiple of the Preferred Conversion Price for Series A Preferred Stock as last adjusted pursuant to Section C.6.1(d) and then in effect for Series A Preferred Stock. Upon the occurrence of an Event of Conversion all shares of Series B Preferred Stock then outstanding shall by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holders thereof, be deemed automatically converted into such whole number of fully paid and nonassessable shares of Common Stock as $7.00 multiplied by the number of shares of Series B Preferred Stock being converted is a multiple of the Preferred Conversion Price for Series B Preferred Stock as last adjusted pursuant to Section A.6.1(d) and then in effect for Series B Preferred Stock. The provisions of Section A.6.1 shall apply to any such automatic conversion.

                 6.3 Preemptive Right. (a) Prior to the occurrence of an Event of Conversion and except in the case of Excluded Securities (as hereinafter defined), the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any (i) shares of Common Stock, (ii) any other equity security of the Corporation, including without limitation, shares of Preferred Stock, (iii) any debt security of the Corporation which by its terms is convertible into or exchangeable for any equity security of the Corporation, (iv) any security of the Corporation that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Corporation convertible into or exchangeable for any equity security of the Corporation, unless in each case the Corporation shall have first offered to sell to each stockholder of the Corporation holding at least 5% of the outstanding voting capital of the Corporation (individually, an "Offeree" and collectively, the "Offerees"), that amount of such securities (the "Offered Securities") as shall be necessary for such Offeree to maintain its or his Proportionate Percentage (as hereinafter defined), at a price and on such other terms as shall have been specified by the Corporation in writing delivered to the Offerees (the "Offer"), which Offer by its terms shall remain open and irremovable for a period of 30 days from the date it is delivered by the Corporation to the Offerees. Each Offeree shall have the right for a period of 20 days from the date such notice is delivered to purchase, at the price and on the other terms and provisions specified in the Offer, up to the number of shares of the Offered Securities necessary for such Offeree to maintain its or his Proportionate Percentage.

                 (b) Each Offeree may exercise such right by delivery to the Corporation prior to the expiration of such 20-day period of written notice stating the number of shares of the Offered Securities it elects to purchase. If any Offeree elects to purchase less than its Proportionate Percentage of the Offered Securities, the other subscribing Offerees shall be entitled to purchase the balance of that Offeree's Proportionate Percentage in the same proportion in which they were entitled to purchase the Offered Securities initially (excluding for such purposes such Offeree). The Corporation shall, within 5 days following the expiration of the 20-day period, notify the subscribing Offeree of the number of Offered Securities it may purchase pursuant to the foregoing sentence, and each Offeree shall have 5 days from the delivery of such notice to indicate such additional amount that it wishes to purchase. The Offerees may sooner terminate the option periods described herein by delivery of notice prior to the expiration of such periods, in which case the succeeding period begins to run when notices from all Offerees have been received.

                 (c) If the Offerees do not exercise their preemptive right contained herein as to all of the Offered Securities, the Corporation may sell the remaining Offered Securities to the person and on the same terms and conditions as was specified in the Offer at any time within 90 days from the expiration of the periods specified above. If the sale described in the Offer does not take place for any reason, the Offeree's right to purchase described herein shall terminate as to such Offered Securities.

                 (d) Anything to the contrary contained herein notwithstanding, in the event that there is any material change in the terms of the Offer, the Offerees shall not be obligated to purchase the Offered Securities. Any Offered Securities not purchased in accordance with this
Section 6.3 may not be sold or otherwise disposed of until they are again offered to the Offerees pursuant to this Section 6.3. At the closing of the sale of the Offered Securities, the Corporation shall sell and deliver to the Offerees the Offered Securities as to which they exercised their preemptive right, and the Offerees shall deliver the consideration therefor, at the terms specified in the Offer.

                 (e) The rights of the Offerees under this Section 6.3 shall not apply to the following securities, pursuant to the 1989 Stock Option Plan;

                           (i) Common Stock issued to officers, employees or directors of the Corporation or its subsidiaries, pursuant to the 1989 Stock Option Plan;

                          (ii) Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                         (iii) Common Stock issued upon conversion of any of the Preferred Shares;

                          (iv) Securities offered by the Corporation pursuant to a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended; or

                           (v) Common Stock issued upon the exercise of any warrants issued pursuant to the Acquisition Agreements.

                 (f) For purposes of this Section 6.3, "Proportionate Percentage" shall mean, as to any Offeree, that percentage figure which expresses the ratio which (i) the number of shares of outstanding Common Stock then owned by such Offeree bears to (ii) the aggregate number of shares of outstanding Common Stock (treating (A) for purposes of clauses (i) and (ii) all shares of Preferred Stock as being converted into shares of Common Stock at rate at which such securities are convertible into Common Stock at the time of delivery of the Offer and as being owned by such Offeree, which, in the case of the Preferred Stock shall be determined pursuant to this Certificate of Incorporation and (B) all options or warrants for securities of the Corporation and all securities convertible into equity securities of the Corporation as outstanding if the exercise or conversion price therefor is equal to or less than the offering price for the Offered Securities).

         7. Definitions. (a) The term "Accrued Dividends" shall mean Full Cumulative Dividends to the date of determination, less the amount of all dividends paid pursuant to Section C.1 of this Article upon the relevant share of Preferred Stock.

                 (b) The term "Acquisition" shall mean the acquisition of all of the issued and outstanding shares of capital stock of Permian Medical, Inc., a Texas corporation, LM Supply and Service, Inc., a Texas corporation, and Arlington Diversified Medical Equipment, Inc., a Texas corporation, and certain of the assets of Permian Medical Home Health, a Texas corporation, pursuant to that certain Stock and Asset Purchase Agreement, dated as of May 13, 1992, among the Corporation and the other parties thereto.

                 (c) The term "Affiliate" shall mean, with respect to the person, any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such person.

                 (d) The term "Change of Control" shall mean, with respect to the original holder of shares of each Series of Preferred Stock, (i) the merger of such holder with or into another entity which is not an Affiliate (under circumstances in which the partners of such holder immediately prior to such merger do not own at least a majority of the equity interests of the surviving entity of such merger) or the sale of all or substantially all of the assets of such holder as an entirety to a third party which is not an Affiliate or (ii) the general partner (the "First Tier General Partner") of such holder ceases to be controlled by one or more of the general partners of the First Tier General Partner existing on the Original Issuance Date.

                 (e) The term "Event of Conversion" shall mean the consummation of (A) a firm commitment underwritten public offering of shares of Common Stock registered under the Securities Act of 1933, as amended, which results in aggregate net cash proceeds to the Corporation of not less than $7,500,000 and a price per share of Common Stock equal to or greater than $10.36 (a "Public Offering").

                 (f) The term "Event of Election" shall mean the occurrence of any of the following:

                           (i) the default in any redemption payment by the Corporation pursuant to Section C.3 of this Article, whether or not there are funds legally available therefor or whether or not prohibited under contractual obligations;

                          (ii) (assuming S. Wayne Bazzle shall then be employed by the Corporation as President and Chief Executive Officer), he shall cease to devote substantially all of his working time on behalf of the Corporation (other than by reason of death or disability (the latter as determined by the Board of Directors of the Company) or temporary absence due to extenuating personal circumstances beyond the control of S. Wayne Bazzle (as determined by the Board of Directors));

                         (iii) the failure by the Corporation to meet the Net Income Target for each Performance Period, as set forth and reflected in the Prescribed Financial Statements to be included in the Notice of Performance required to be delivered by the Corporation to each holder of shares of Preferred Stock;

                          (iv) the failure by the Corporation to deliver the Notice of Performance to each holder of Preferred Stock within 105 days after the conclusion of each Performance Period; provided, however, that the failure by the Corporation to deliver the Notice of Performance in accordance with this Section 7 shall not be deemed to be an Event of Election for purposes solely of the first such failure provided such failure is cured within 30 days after such failure to timely deliver the Notice of Performance; or

                           (v) the nonoccurrence by January 1, 1994 (the "Trigger Date"), of (A) an Event of Conversion (provided, however, that if a Public Offering would have been consummated on or prior to the Trigger Date but is delayed due to adverse market conditions and the managing underwriter for such offering advises the Corporation in writing to such effect, the Trigger Date shall be extended from January 1, 1994 to May 1, 1994) or (B) (1) a consolidation, merger or other transaction of the Corporation with or into another corporation or entity that is not affiliated with any holder of Preferred Stock (other than with or into a wholly owned subsidiary of the Corporation) in which the holders of Preferred Stock are to receive cash, securities, or other consideration in exchange for the shares of Preferred Stock then held by them, (2) the sale of all or substantially all of the assets of the Corporation as an entirety to a third party or parties that are not affiliated with any holder of Preferred Stock or (3) the sale of all of the outstanding shares of Preferred Stock to the Corporation, a subsidiary of the Corporation, an employee stock ownership plan of the Corporation, or a third party that is not affiliated with any holder of Preferred Stock (each of the foregoing being referred to as a "Buy-out"), in any case which results in aggregate proceeds paid or payable or distributed or distributable to the holders of Preferred Stock (assuming in the case of a sale of assets, a liquidation of the Corporation immediately upon such sale of assets) having a value of not less than $10.36 per share of Preferred Stock. The value of any securities or other non-cash consideration received in a Buy-out shall be the fair market value thereof, as determined by a nationally recognized investment banking firm selected mutually by the holders of a majority in voting power of the Preferred Stock then outstanding and the Corporation (or if such selection cannot be made, by a nationally recognized investment banking firm selected by the American Arbitration Association in accordance with its rules); provided, however, that if a Buy-out by the Trigger Date fails to occur solely by reason of the failure of the holders of Preferred Stock to approve such Buy-out then there shall be no Event of Election pursuant to this Section 7(f)(v).

                 (g) The term "Event of Requested Redemption" shall mean (assuming S. Wayne Bazzle shall then be employed by the Corporation as President and Chief Executive Officer), he shall cease to devote substantially all of his working time on behalf of the Corporation, other than by reason of
(i) death, (ii) disability (as determined by the Board of Directors of the Company), (iii) temporary absence due to extenuating personal circumstance beyond the control of S. Wayne

Bazzle (as determined by the Board of Directors), or (iv) the involuntary termination of employment by the Board of Directors.

                 (h) The term "Full Cumulative Dividends" shall mean (whether or not in respect of which such term is used there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Preferred Stock as provided herein for the period of time elapsed from the Original Issuance Date to the date of which Full Cumulative Dividends are to be computed.

                 (i) The term "Junior Stock" shall mean the Common Stock and any other class of capital stock of the Corporation other than the Preferred Stock.

                 (j) The term "Net Income" shall mean the consolidated net income of the Corporation and its consolidated subsidiaries determined in accordance with generally accepted accounting principles applied on a consistent basis (A) exclusive of gains from the sale of property other than in the ordinary course of the Corporation's business and gains from other extraordinary, nonrecurring items, and after (B) deduction of all operating expenses, interest charges, rental charges, reserves and all other proper deductions, as determined by and as reflected in the Prescribed Financial Statements, and provision for Federal, state or local income taxes at rates of taxation in effect on the Original Issuance Date and (C) adding thereto the amortization of intangibles arising from acquisitions by the Corporation and its consolidated subsidiaries subsequent to the Original Issuance Date.

                 (k) The term "Notice of Performance" shall mean a notice delivered by the Corporation to each holder of Preferred Stock not later than 105 days after the conclusion of the Performance Period, which notice shall include (A) the Prescribed Financial Statements and (B) a certificate signed by the chief executive officer and chief financial officer of the Corporation (x) to the effect that (1) such notice is being delivered pursuant to Section C.7 of the Certificate of Incorporation of the Corporation and (2) the Prescribed Financial Statements are true, correct and complete, are in accordance with the books and records of the Corporation, present fairly the financial position and results of operations of the Corporation as of the conclusion of the Performance Period and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and (y) stating the Net Income of the Corporation for the Performance Period as reflected in the Prescribed Financial Statements included in such notice.

                 (l) The term "Original Issuance Date" shall mean (i) as to Series A Preferred Stock, the date of original issuance of the first share of Series A Preferred Stock and (ii) as to Series B Preferred Stock the date of original issuance of the first share of Series B Preferred Stock.

                 (m) The term "Outstanding Stock" shall mean all outstanding shares of Common Stock (assuming the conversion, exercise or exchange of all outstanding securities which are convertible into or exercisable or exchangeable directly or indirectly for Common Stock).

                 (n) The term "Performance Period" and "Net Income Target" shall mean, respectively, those fiscal years and the related Net Income Targets (calculated on a cumulative basis from and including the fiscal year ended March 31, 1990) set forth below:

                                     Cumulative Net Income Targets
           Fiscal Year               (from Original Issuance Date
              Ended                   Of Series A Preferred Stock
          --------------             -----------------------------
          March 31, 1990                 Greater than 50
          March 31, 1991                 Greater than $  500,000
          March 31, 1992                 Greater than $1,500,000
          March 31, 1993                 Greater than $2,750,000
          March 31, 1994                 Greater than $4,250,000

                 (o) The term "Prescribed Financial Statements" shall mean the balance sheet of the Corporation as at the end of the respective Performance Period, and the related cumulative statements of income (loss), stockholders' equity and changes in financial position for the Performance Period and for all preceding Performance Periods, if any, which financial statements shall (i) be prepared by the Corporation's independent certified public accountants and shall have attached thereto the unqualified opinion of such firm of independent certified accountants, (ii) be prepared in accordance with generally accepted accounting principles applied on a consistent basis,
(iii) include a statement identifying with specificity amortization of intangibles arising from acquisitions by the Corporation and its consolidated subsidiaries subsequent to the Original Issuance Date and (iv) be included in the Notice of Performance which shall be delivered by the Corporation to each holder of Preferred Stock.

                 (p) The term "1992 Purchase Agreement" shall mean the Series B Convertible Preferred Stock Purchase Agreement dated May 29, 19992, among the Corporation and the other parties thereto relating to the original issuance and sale of the Series B Preferred Stock.

                 (q) The term "1989 Purchase Agreement" shall mean the Convertible Preferred Stock Purchase Agreement dated October 18, 1989, as amended, among the Corporation and the other parties thereto relating to the original issuance and sale of the Series A Preferred Stock.

                 (r) The term "Stockholders' Agreement" shall mean the Stockholders' Agreement as in effect among the Corporation and all holders of Common Stock or Preferred Stock.

         FIFTH:   Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

         SIXTH:   The directors of the Corporation shall have the power to
adopt, amend, and repeal the by-laws of the Corporation.

         SEVENTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein

"person" means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of the directors, officers, or stockholders of the Corporation are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

         EIGHTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall inure to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Eighth is in effect. Any repeal or amendment of this Article Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eighth. Such right shall include the right to be paid by the Corporation expenses (including without limitation attorneys' fees) actually and reasonably incurred by him in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

         The Corporation may also indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

         As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, any inquiry or investigation that could lead to such an action, suit, or proceeding.

         NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach or fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Ninth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Ninth, a director shall not be personally liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law.

         TENTH: Following the closing date of the Corporation's first sale of Common Stock pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, no action required or permitted to be taken at any meeting of the holders of Common Stock of the Corporation may be taken without such meeting, the giving of the prior notice prescribed by the General Corporation Law of the State of Delaware and the Corporation's Bylaws (unless waived in accordance with such law and bylaws) and the taking of a vote, and the power of the holders of Common Stock of the Corporation to consent in writing or otherwise, without such meeting, notice, and vote, to the taking of any action is specifically denied.

         I, the undersigned, do make, file, and record this Amended and Restated Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true and, accordingly, I do hereunto set my hand on this 29th day of July, 1996.





                                        /s/ S. WAYNE BAZZLE
                                        ---------------------------------------
                                        S. Wayne Bazzle
                                        Chairman and Chief Executive Officer